Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Report on Form 20-F of our report dated March 24, 2022, relating to the financial statements of Alvotech Holdings S.A.. We also consent to the reference to us under the heading “Experts” in such Report.

/s/ Deloitte ehf.

Kópavogur, Iceland

June 22, 2022